Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated December 29, 2009 (January 10, 2011 as to the effects of correcting the 2009 financial statements described in Note 2) relating to the consolidated financial statements as of September 30, 2009 and for the years ended September 30, 2009 and 2008 of EMCORE Corporation included in the annual report on Form 10-K of EMCORE Corporation for the year ended September 30, 2010, and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Dallas, Texas
September 12, 2011